UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):     January 8, 2009

TRIO-TECH INTERNATIONAL

(Exact Name of Registrant as Specified in Its Charter)

California

(State or Other Jurisdiction of Incorporation)

1-14523	95-2086631
(Commission File Number)	(IRS Employer Identification No.)

16139 Wyandotte Street, Van Nuys, California	91406
(Address of Principal Executive Offices)	(Zip Code)

(818) 787-7000

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                Entry into a Material Definitive Agreement

On January 8, 2009, Trio-Tech (Malaysia) Sdn. Bhd. (“Company”), a 55% owned subsidiary of Trio-Tech International Pte., Ltd. (which in turn is a wholly-owned subsidiary of the Registrant), entered into a Sales and Purchase Agreement with TS Matrix Properties Sdn. Bhd. (“TSM”) whereby the Company agreed to purchase from TSM real property totaling 7,312 square meters in Selangor Darul Ehsan, Malaysia, the address for which is Lot 11A, Jalan SS 8/2, Sg. Way Industrial Zone, 47300 Petaling Jaya, Selangor Darul Ehsan.  This property is currently leased by the Company for its testing operations.

The total cash purchase price to be paid by the Company under the Sales and Purchase Agreement is RM 12,450,000 (Malaysian ringgit) or approximately $3,518,937 (U.S. dollars). Pursuant to the Sales and Purchase Agreement, the Company paid TSM a 10% down payment of RM 1,245,000, or approximately $351,894 (U.S. dollars) through internally generated funds.  The consummation of the transaction contemplated by the Sale and Purchase Agreement is subject to the satisfaction of certain conditions.  The balance of the purchase price is expected to be paid upon completion of such conditions to closing through internally generated funds and a bank loan of RM 9,625,000 (or approximately $2,720,464 U.S. dollars).

All dollar amounts above are based on the exchange rate as of January 8, 2009 published by the Federal Reserve Statistical Release.  The foregoing contains certain forward-looking statements which are based on current expectations and assumptions that are subject to risks and uncertainties.  Actual results could differ materially because of various factors, including without limitation changes in the exchange rate between Malaysian ringgit and Unites States dollars.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:   January 13, 2009

TRIO-TECH INTERNATIONAL

By: /s/ VICTOR H.M. TING
Victor H.M. Ting, Chief Financial Officer and Vice President (Principal Financial Officer)